                                  EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

                       GEORGIA BANK FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                                                                                    Year ended
                                                                                    December 31,
                                                        --------------------  ---------------------   ----------------
                                                                1999                   1998                  1997
                                                        --------------------  ---------------------   ----------------
Net income available to common shareholders                      $3,969,508              $2,915,384         $2,354,925

Earnings per common share:(1)
    Weighted average number of common
       shares outstanding                                         2,093,152               2,093,152          2,093,152

Net income per common share                                      $     1.90              $     1.39         $     1.13

(1) Adjusted on a comparative basis to the 15% stock dividend payable August 28, 1999.

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